Exhibit 16.1

September 25, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of CaliberCos Inc.'s Form 8-K dated September 25, 2025, and have the following comments:

1. We agree with the statements included in the first, second, third and fifth paragraphs in such Form 8-K.

2. We have no basis on which to agree or disagree with the statements in the fourth paragraph in such Form 8-K.

Yours truly,

/s/ Deloitte & Touche LLP